Exhibit 99.01

Tonix Pharmaceuticals Announces Pricing of Public Offering of Units
and NASDAQ Listing

-Proceeds from Offering to Fund Lead Product Development for Fibromyalgia-

NEW YORK, NY – August 9, 2013 – Tonix Pharmaceuticals Holding Corp. (NASDAQ: TNXP), a specialty pharmaceutical company developing novel treatments for challenging disorders of the central nervous system, including fibromyalgia and post-traumatic stress disorder, today announced the pricing of an underwritten public offering of 2,680,000 units at an offering price of $4.25 per unit, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock. The Company expects to receive gross proceeds of approximately $11.4 million from this offering, before deducting underwriting discounts, commissions and other related expenses. The warrants have an exercise price of $4.25, will be immediately separable and exercisable, and will expire five years from the date of issuance. The offering is expected to close on August 14, 2013, subject to customary closing conditions. The Company has also granted the underwriters a 45-day option to purchase up to (i) 402,000 additional units or (ii) 402,000 additional shares of common stock and/or additional warrants to purchase up to 402,000 shares of common stock to cover over-allotments, if any.

Tonix also announced that its common stock will begin trading on The NASDAQ Capital Market under the symbol “TNXP” on August 9, 2013. In connection with this listing, the Company’s common stock will cease trading on the OTC QB.

Proceeds from this offering will be used for the clinical development of TNX-102 SL, for which a Phase 2b/3 clinical trial for the treatment of fibromyalgia is in process to begin in the third quarter of 2013, and for general corporate purposes, including working capital and operational purposes, as well as preclinical development. The Phase 2b/3 trial, if successful, will serve as the first of two pivotal trials to support FDA approval of TNX-102 SL for the management of fibromyalgia.

Roth Capital Partners, LLC is acting as the sole book-running manager in this offering. National Securities Corporation, a wholly-owned subsidiary of National Holdings, Inc. (OTCBB: NHLD), and Dawson James Securities, Inc., are acting as co-managers in this offering.

A registration statement on Form S-1 relating to this offering has been filed with the Securities and Exchange Commission and is effective. A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus relating to the offering, when available, may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA 92660, (800) 678-9147, or from the above-mentioned SEC website.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

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About Tonix Pharmaceuticals Holding Corp.

Tonix is developing innovative prescription medications for challenging disorders of the central nervous system. The Company seeks to address conditions characterized by significant unmet medical need, inadequate existing treatment options, and high dissatisfaction among patients and physicians. Tonix’s lead pharmaceutical candidate, TNX-102 SL, targets central pain. Fibromyalgia is a central pain syndrome, and central pain is a component of post-traumatic stress disorder. Tonix applies its core technology toward the treatment of central pain by increasing the restorative power of sleep. To learn more, please visit www.tonixpharma.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the public offering and the intended use of proceeds from the offering. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimate" and "intend," among others. These forward-looking statements are based on Tonix’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013 and future periodic reports filed with the SEC. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

Contact:

Tonix Pharmaceuticals Holding Corp.
Leland Gershell
Chief Financial Officer
(212) 980-9155 x104
leland.gershell@tonixpharma.com

Investor Relations:
Dian Griesel Inc.
Cheryl Schneider

(212) 825-3210

cschneider@dgicomm.com

Public Relations:
Dian Griesel Inc.
Susan Forman or Laura Radocaj
(212) 825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com

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